UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2017

Diplomat Pharmacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-36677 (Commission File Number)	38-2063100 (IRS Employer Identification No.)

4100 S. Saginaw St.

Flint, Michigan 48507

(Address of Principal Executive Offices)  (Zip Code)

(888) 720-4450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

Purchase Agreement

On November 15, 2017 Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”), entered into a Securities Purchase Agreement and Plan of Merger (the “Purchase Agreement”) with LDI Holding Company, LLC, a Delaware limited liability company (“LDI”) and certain indirect equityholders of LDI (the “Sellers”) and Nautic Capital VIII, L.P., a Delaware limited partnership, solely in its capacity as Securityholder Representative (the “Securityholder Representative”).  The Purchase Agreement provides that, upon the terms and conditions set forth therein, the Company will acquire, directly and indirectly, all of the outstanding equity interests of LDI (the “Acquisition”).

The purchase price consists of $515 million in cash (the “Closing Cash Consideration”) and approximately $80 million (based on the Company’s current trading price) in shares of the Company’s common stock, no par value (the “Closing Stock Consideration”), to be paid at closing.

The Closing Cash Consideration is subject to adjustment at closing for estimated net working capital, indebtedness, cash and Sellers’ expenses, with a final true-up following closing.  In addition, $7.5 million of the Closing Cash Consideration will be held in escrow as security for certain Closing Cash Consideration adjustments.

Each recipient of the Closing Stock Consideration will enter into a subscription agreement with the Company. In addition to any restrictions under applicable law, each subscription agreement provides that a holder of the Closing Stock Consideration will be restricted from selling or otherwise transferring (with limited exceptions) the common stock owned by such holder as follows: no sales or transfers for three months following the closing of the Acquisition (“Closing”); sales or transfers of up to 50% of such holder’s Closing Stock Consideration between three and six months following the Closing; and no restrictions after six months following the Closing, in each case subject to limited exceptions.

The Purchase Agreement also requires the Company to file a registration statement with the Securities and Exchange Commission for the benefit of the Sellers with respect to the resale of the Closing Stock Consideration.

Consummation of the Acquisition by the parties is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Company has obtained buy-side “representation and warranty” insurance, which provides coverage of up to $57 million for certain breaches of representations and warranties of LDI and the Sellers contained in the Purchase Agreement, subject to exclusions, deductibles, and other terms and conditions.  This representations and warranties insurance policy will be the sole recourse of the Company for any breaches of representations and warranties of LDI and Sellers in the Purchase Agreement.

The Purchase Agreement also contains specified termination rights for the parties, including if the Acquisition fails to close by December 31, 2017 (provided, that such date may be extended to January 14, 2018 by either party in its sole discretion, except that the Company cannot exercise such extension unless certain Sellers have notified the Company that such extension would not have a specified adverse effect on such Sellers).

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The representations and warranties in the Purchase Agreement were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement and as of the specified dates noted therein.  Furthermore, such representations and warranties may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to shareholders, among other limitations. The Company’s shareholders are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or of LDI.

Financing of the Acquisition

The Company intends to finance the Acquisition with debt financing consisting of a term loan and a revolving loan, together with cash on hand. In connection with entering into the Purchase Agreement, the Company entered into a commitment letter (the “Commitment Letter”), dated as of November 15, 2017, with JPMorgan Chase Bank, N.A. (“JPMorgan”) and Capital One, National Association (“Capital One” and together with JPMorgan, the “Commitment Parties”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide a seven-year senior secured term loan facility and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $795 million (together, the “Facilities”), to fund the consideration for the Acquisition and to pay related fees and expenses, to repay in full any outstanding principal and interest under the Company’s existing credit facility (including the line of credit, Term Loan A and a deferred draw term loan, with an aggregate principal amount outstanding of $127.3 million as of October 31, 2017) and for general corporate purposes. The Facilities also include an incremental facility of $125 million upon the satisfaction of specified conditions.  The Facilities would be guaranteed by substantially all of the Company’s subsidiaries and would be collateralized by substantially all of the Company’s and its subsidiaries’ respective assets, with certain exceptions. In addition, under the Facilities, the Company would pledge the equity of substantially all of its subsidiaries as security for the obligations under the Facilities.

The funding of the Facilities provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Facilities in accordance with the terms sets forth in the Commitment Letter, and (ii) the consummation of the Acquisition in accordance with the Purchase Agreement.  The Commitment Letter will terminate upon the earliest of (x) January 14, 2018, (y) if and when the Purchase Agreement is terminated without consummation of the Acquisition and the funding of the Facilities, and (z) if and when the consummation of the Acquisition occurs with or without use of the Facilities.

The foregoing description of the Commitment Letter and the transactions contemplated thereby is qualified in its entirety by reference to the Commitment Letter attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02                                           Unregistered Sales of Equity Securities.

The information regarding the Acquisition set forth under “Purchase Agreement” in Item 1.01 is incorporated herein by reference.

The Closing Stock Consideration (approximately 4.2 million shares) will be issued and sold in connection with the Acquisition pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder by the Securities and Exchange Commission.  The issuance and sale of securities as described above will not involve a public offering and will be made without general solicitation or advertising.  Furthermore, the Sellers’ have represented, or will represent, among other things, that such persons are accredited investors (as defined under Rule 501 of Regulation D).

Item 7.01                                           Regulation FD Disclosure.

On November 15, 2017 the Company issued a press release announcing that it had executed the Purchase Agreement and related matters, which press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release includes a link to additional information regarding the Acquisition, which information is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

No.	Description
2.1	Securities Purchase Agreement and Plan of Merger by and among Diplomat Pharmacy, Inc., LDI Holding Company, LLC and the other parties named therein, dated November 15, 2017*

10.1	Commitment Letter by and among Diplomat Pharmacy, Inc., JPMorgan Chase Bank, N.A., and Capital One, National Association dated November 15, 2017

99.1	Company press release dated November 15, 2017

99.2	Additional information regarding the pending acquisition of LDI

* Certain exhibits and schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibits and schedules will be furnished to the Securities and Exchange Commission upon request.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diplomat Pharmacy, Inc.

By:	/s/ Philip R. Hagerman
Philip R. Hagerman
Chief Executive Officer

Date: November 16, 2017